EXHIBITS 5.1 AND 23.2

OPINION OF DAVIS POLK & WARDWELL LLP

September 18, 2013

Pandora Media, Inc.
2101 Webster Street, Suite 1650

Oakland, California 94612

Ladies and Gentlemen:

Pandora Media, Inc., a Delaware corporation (the “Company”), has filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-3 (the “462(b) Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), up to $73,250,000 in aggregate amount of shares of its common stock, par value $0.0001 per share, of which a portion of such shares will be sold by the Company (the “Primary Securities”), inclusive of shares subject to an over-allotment option granted by the Company to the underwriters, and a portion of such shares (the “Secondary Securities”) will be sold by the selling stockholders (the “Selling Stockholders”). The 462(b) Registration Statement incorporates by reference the Company’s Registration Statement on Form S-3 (File No. 333-191190) filed with the Commission on September 16, 2013 (the “Registration Statement”).

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based on the foregoing, we advise you that, in our opinion:

i) when the price at which the Primary Securities are to be sold has been approved by or on behalf of the Board of Directors of the Company and when the Primary Securities have been issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement referred to in the Prospectus which is a part of the Registration Statement, the Primary Securities will be validly issued, fully paid and non-assessable; and

ii) the Secondary Securities are validly issued, fully paid and non-assessable.

We are members of the Bars of the States of California and New York and the foregoing opinion is limited to the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an Exhibit to the 462(b) Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP